SUB ITEM 77D

Effective October 23, 2007, the Trustees authorized the Trust to incur indebtedness up to 33-1/3%of its gross assets.Such authorization is consistent with the Trust's investment objectives and policies contained in Registration Statement of the Trust (File No. 811-5851) dated September 22, 1989. Such description is incorporated herein by reference.